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                                                                    EXHIBIT 99.1


                                                        700 LOUISIANA STREET
                                                        SUITE 4300
                                                        FAX:  713  225-6475
                                                        TELEPHONE:  713 570-3200
                                                        HOUSTON, TEXAS  77002

[PIONEER LOGO]



                                  PRESS RELEASE


Contact:  Philip J. Ablove  (713) 570-3200


                   PIONEER ANNOUNCES EMERGENCE FROM CHAPTER 11

         Houston, Texas (January 4, 2002) - Pioneer Companies, Inc. [OTCBB:
PIOAE] today announced that it emerged from Chapter 11 proceedings in the United States and parallel proceedings in Canada on December 31, 2001. New debt securities and new common stock has been issued to the disbursing agent for distribution to secured creditors pursuant to Pioneer's Plan of Reorganization. It is anticipated that the distribution of new common stock to unsecured creditors will be made over the next few months, as claims are processed and approved. The old common and preferred stock has been cancelled.

         Pioneer further announced that a new Board of Directors took office on the effective date. The members of the new Board are Michael Ferris, President and CEO of Pioneer, Houston TX; Marvin E. Lesser, Managing Partner of Sigma Partners, L.P., Portsmouth, NH; Michael Y. McGovern, President and CEO of Coho Energy, Inc., Dallas, TX; Gary E. Rosenthal, President of Heaney Rosenthal, Inc., Houston, TX and David N. Weinstein, Managing Director-High Yield Capital Markets of BNP Paribas Securities Corp., New York, NY.

         Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates five chlor-alkali plants and several downstream manufacturing facilities in North America. Current financial information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.


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         Certain statements in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, the results of the bankruptcy proceedings, global economic conditions, Company and industry production volumes, competitive prices, the cyclical nature of the markets for many of the Company's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.